UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    ____________________________________


                                  Form 8-K

                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


      Date of Report (date of earliest event reported): April 20, 2004


                           PENNICHUCK CORPORATION
           (Exact name of registrant as specified in its charter)


NEW HAMPSHIRE                        0-18552              02-0177370
-------------                        -------              ----------
(State or other jurisdiction      (Commission            (IRS Employer
of incorporation)                 File Number)      Identification Number)


               Four Water Street, Nashua, New Hampshire 03060
        (Address of principal executive offices, including Zip Code)


                               (603) 882-5191
                               --------------
            (Registrant's telephone number, including area code)


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Item 5 - Other Events and Regulation FD Disclosure.
--------------------------------------------------

      Pennichuck Corporation announced on April 20, 2004, that it has commenced litigation against the City of Nashua, New Hampshire in Hillsborough County Superior Court in New Hampshire. The suit seeks more than $5 million in damages arising from the City's actions to take certain assets of the Corporation by eminent domain. The suit filed claims the City has abused its government power and deliberately deprived Pennichuck and its subsidiaries of their civil rights under the U.S. and New Hampshire Constitutions.

      "Pennichuck officers and directors have a legal obligation to protect the vested interests of our customers, employees and shareholders," said Donald L. Correll, Pennichuck president and chief executive officer.

      "We cannot ignore the fact that Nashua's leaders have deliberately deprived Pennichuck of our civil right to conduct business freely. And we cannot ignore the fact that Nashua's leaders have caused and continue to cause significant financial damages to Pennichuck."

      "Because of the seriousness and magnitude of these liabilities, and because the City continues the inappropriate use of government power, Pennichuck is taking the appropriate legal action to recover our losses," Correll said.

      The legal filing claims $5 million to $6 million in financial losses comprised of:

      *  $2.2 million merger-related expenses and termination fees

      *  $1-1.5 million estimated lost new business

      *  $1-1.5 million estimated cost of eminent domain defense

      *  $400,000 legal and other fees to date for municipalization defense

      *  $400,000 increased operating expenses

Item 7 - Financial Statements and Exhibits.
-------------------------------------------

      None


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                                  SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Pennichuck Corporation
                                       ----------------------
                                             Registrant


Dated: April 21, 2004                  /s/ Charles J. Staab
                                       --------------------
                                       Charles J. Staab, Vice President,
                                       Treasurer and Chief Financial Officer


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